UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 22, 2005

SSA Global Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51330	84-1542338
(State of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

500 W. Madison, Suite 2200, Chicago, IL 60661

(Address of principal executive offices, including zip code)

(312) 258-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On September 22, 2005, SSA Global Technologies, Inc. (“SSA Global”) entered into a new senior secured credit agreement with an unaffiliated syndicate of financial institutions and JPMorgan Chase Bank, N.A., as administrative agent.  A copy of the credit agreement is attached hereto as Exhibit 99.1 and incorporated herein by reference.  Pursuant to the credit agreement, the lenders made a $200.0 million term loan, maturing September 22, 2011 (the “term facility”), and a five-year revolving credit facility of up to $25.0 million (the “revolving facility”). The revolving facility will be available for loans and for letters of credit to support payment obligations incurred in the ordinary course of business. Proceeds of the term facility were used to repay all sponsor debt of approximately $154.7 million of principal and interest, with the remainder used to pay fees of approximately $2.6 million related to the financing and for working capital purposes.  In conjunction with such repayment, SSA Global will take a non-cash, non-operating charge of approximately $3.3 million of unamortized financing fees associated with the sponsor debt. The credit facilities will be collateralized by substantially all of the assets of SSA Global and its domestic subsidiaries and guaranteed by all of SSA Global’s domestic subsidiaries.

The term loan will be amortized in equal quarterly installments in an aggregate annual amount of $2.0 million with the remainder paid in the final year of the term facility.  Interest rates applicable to the loans under the senior secured credit agreement will be either: (1) “Adjusted LIBO” plus a margin of 2.000% to 2.250% or (2) “Alternative Base Rate” plus a margin of 1.000% to 1.250%. The applicable margin will be calculated based on the ratio of SSA Global’s total indebtedness at the end of any fiscal quarter to historical consolidated EBITDA (as defined in the credit agreement) for the prior four quarters ending on the last day of such fiscal quarter. “Adjusted LIBO” is defined as the London interbank offered rate, adjusted for statutory reserve requirements. The “Alternate Base Rate” is the higher of: (1) prime rate; or (2) the Federal Funds effective rate plus 0.50%, adjusted for statutory reserve requirements.  As of September 27, the current interest rate is 5.97%.

The new credit facility includes usual and customary covenants for transactions of this type including:

Financial Covenants	Level

Maximum total debt to EBITDA	3.0x
Minimum interest coverage (EBITDA to interest expense)	3.0x
Maximum annual capital expenditures (subject to certain increases in connection with the issuance of equity and permitted acquisitions)	$25.0 million

Subject to certain conditions and limitations set forth in the senior secured credit agreement, SSA Global may issue equity securities, the proceeds of which will be used to cure financial covenant defaults by giving pro forma effect to the proceeds thereof.

SSA Global may add incremental term loans in an aggregate amount not to exceed $100.0 million, subject to a maximum pro forma “total debt to EBITDA” of 2.75 times at the time the additional loan proceeds are drawn.  Any incremental loans would be secured and guaranteed on a pari passu basis with the existing loans and related obligations.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits.

Exhibit No.	Description
99.1	Credit Agreement dated as of September 22, 2005, by and among SSA Global Technologies, Inc., the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SSA Global Technologies, Inc.

Date: September 28, 2005	/s/ Stephen P. Earhart
Stephen P. Earhart Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Credit Agreement dated as of September 22, 2005, by and among SSA Global Technologies, Inc., the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.